UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 23, 2007

Satellite Security Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6779 Mesa Ridge Road, Suite 100 San Diego, California 92121
(Address of principal executive offices)

Registrant’s telephone number, including area code: (877) 437-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 23, 2007, we entered into a material definitive agreement (the “Agreement”) with Allen Abraham Harington pursuant to which we have agreed to sell our shares in Orbtech Holdings Limited to Mr. Harington. Under the terms of the Agreement, we will transfer 65,041,831 shares no par value capital stock of Orbtech Holdings Limited to Mr. Harington in exchange for Ten Million South African Rand (approximately $1.3 million based on current conversion rates). The closing date of the Agreement shall occur within 120 days from February 23, 2007. The description of the terms of the Agreement are qualified by reference to the entire Agreement which is being filed as an exhibit to this report.

ITEM 8.01	OTHER EVENTS.

On March 7, 2007, our operating subsidiary Satellite Security Systems’ Inc. lacked sufficient working capital to continue to fund its operations in the ordinary course of business. Accordingly, our subsidiary released all of its employees. We are evaluating options for the disposition of that subsidiary or its assets.

In our Quarterly Report on Form 10-QSB for the period ended September 30, 2006, filed on November 16, 2006, we stated the following:

“We anticipate that the proceeds from the Secured Note Financing transaction, together with cash flows from operations will be sufficient to meet our anticipated expenditures into calendar year 2007. However, if we fail to reach our operating goals, or if we incur unanticipated expenses, we may require additional capital to support our continued operations. We would plan to raise any additional capital from the sale of debt or equity securities. There are no commitments or arrangements for other offerings in place. Furthermore, the terms and conditions of the Secured Note Financing transaction place substantial restrictions on our ability to raise additional capital. There is no assurance that we will be able to raise additional funds, and if we are unsuccessful, we will be forced to curtail operations or possibly be forced to evaluate a sale or liquidation of the Company’s assets. Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment. Any future financing may involve substantial dilution to existing shareholders. “

On February 1, 2007 we issued a report on Form 8-K stating that we failed to make an interest payment in the amount of $83,178 under the terms of our outstanding secured Convertible Promissory Notes (the "Notes"), and that such failure was a triggering event giving rise to an event of default under the Notes. We also stated that our cash on hand was sufficient to support our operations only for the next 30 days, and that we were evaluating all options for reductions in operating expenses and securing additional capital.

Through the date of this report we have continued to solicit additional financing or a strategic transaction. As set forth in Item 1.01 above, effective February 23, 2007 we entered into an Agreement to sell our interest in Orbtech Holdings Limited for approximately $1.3 million, however payment under the terms of that Agreement are not due for 120 days. We have no other agreements or arrangements for financing or a strategic transaction in place at this time, and no assurances can be give concerning whether we will receive additional financing or transaction or as to the terms of any financing or transaction.

We continue to be in default under the Notes. These Notes were entered into in connection with a financing transaction on July 13, 2006 in which we issued an aggregate of $3.3 million of secured convertible promissory notes, 21,607,465 Series A Warrants and 18,006,221 Series B Warrants to certain unrelated accredited investors, as more particularly described in our Current Report on Form 8-K filed on July 18, 2006 and the exhibits thereto. The occurrence of an event of default gives the holders of the Notes the right to accelerate all outstanding obligations. We can also be compelled to reimburse note holders for their attorneys’ fees and costs of collection. Our obligation under the Notes, including the repayment obligations, are secured by a lien on substantially all of our assets including our ownership interest in Satellite Security Systems, Inc. and Orbtech Holdings Limited. Under the terms of the Notes and related agreement any sale of our assets requires the consent of the holders of the Notes, and the proceeds from any sale may be applied to the repayment of the Notes.

We are continuing to seek the funds necessary to retain financial and outside professional services in order to maintain our reporting obligations under the Securities Exchange Act of 1934.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.1	Agreement dated February 23, 2007 between the Company and Mr. Allen Abraham Harington.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATELLITE SECURITY CORPORATION

March 8, 2007	By:	/s/ Zirk Engelbrecht
Name: Zirk Engelbrecht
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement dated February 23, 2007 between the Company and Mr. Allen Abraham Harington.